UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 14, 2006

HARLEYSVILLE GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-14697	51-0241172
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

355 Maple Avenue, Harleysville, Pennsylvania	19438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(215) 256-5000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors,
             Appointment of Certain Officers; Compensatory Arrangements of Certain  Officers

On November 14, 2006, the Company’s Board of Directors approved a one-time cash and equity retention award for certain of its Senior Officers. The recipients of these awards are: Allan Becker, Senior Vice President & Chief Actuary; Arthur E. Chandler, Senior Vice President, Chief Financial Officer & Assistant Secretary; Thomas E. Clark, Senior Vice President, Field Operations; Robert A. Kauffman, Senior Vice President, Secretary, General Counsel & Chief Governance Officer; Akhil Tripathi, Senior Vice President & Chief Information Officer; and Kevin M. Toth, Senior Vice President, Claims.  The Board approved these awards based on the recommendations of the Company’s Chief Executive Officer and the Company’s Compensation and Personnel Development Committee in recognition of the contributions and extraordinary efforts of these Senior Officers in connection with the marked improvement in the Company’s total shareholder return performance in comparison to its peers.

Each retention award is in the amount of $200,000, payable $50,000 in cash on or before December 31, 2006, and shares of restricted stock with a value of $150,000 on the date of grant, which grant is expected to be made in February 2007. If made, these restricted stock awards will be made under the Company’s Amended and Restated Equity Incentive Plan, will be subject to the terms of such plan, and will vest three years after the date of grant, subject to continued employment with the Company on such vesting date. The restricted stock awards will only be made in February 2007 if the Company’s total shareholder return continues to perform in relation to the Company’s peers through the remainder of 2006. If the Company’s performance is not maintained relative to its peers through the end of 2006, then the Board of Directors will determine at its February 2007 meeting what, if any, restricted stock awards will be made to the Senior Officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Harleysville Group, Inc. (Registrant)

November 20, 2006	By:	/s/ Robert A. Kauffman

	Name:	Robert A. Kauffman
	Title:	Senior Vice President, Secretary, General Counsel and Chief Governance Officer